Exhibit 99.1

QVC to Open First West Coast Distribution Center in Ontario, California
New facility will create hundreds of local jobs

WEST CHESTER, Pa. (July 14, 2015) - QVC, the world’s leading video and ecommerce retailer, announced today that it will open a state-of-the-art distribution center in Ontario, California. When the new facility begins operation in the third quarter of 2016, it will serve as a West Coast distribution hub for QVC.
As QVC ramps up operations, the center is expected to employ more than 500 team members by 2018. QVC anticipates hiring approximately 1,000 team members in total by 2020 as the distribution center expands fulfillment to all product categories.
“At QVC, distribution plays a significant role in enriching the customer service experience. For each and every product we ship, we look at it as an opportunity to build trust, loyalty and engagement with our customers,” said James Reid, vice president of distribution operations at QVC. “This new distribution center will enable us to efficiently and swiftly serve our customers throughout the Western United States.”
QVC’s current U.S. distribution centers are located in Suffolk, Virginia; Lancaster, Pennsylvania; Rocky Mount, North Carolina; and Florence, South Carolina. The existing distribution network has shipped more than 570,000 units in a single day.
“California Governor Jerry Brown, the County of San Bernardino, and the Ontario government and staff were instrumental in our decision to select this site,” added Reid. “QVC looks forward to working with local business and government officials, and becoming an active part of the Ontario community.”
The West Coast distribution center will be designed to accommodate approximately 20% of QVC’s total U.S. business, with plans to store and ship all product categories.
"We are honored that QVC chose California for the location of their new state-of-the art facility and look forward to continuing to help them expand in the Golden State,” said Mike Rossi, senior advisor for jobs and business development to Governor Jerry Brown. "QVC applied and was awarded a California Competes tax credit that has proven to be a valuable recruitment tool to attract global companies to California."
Over the past 28 years, QVC has shipped more than 1.7 billion packages in the United States.
“I am excited to welcome QVC, the world’s leading video and e-commerce retailer, to the city of Ontario,” said Ontario Mayor Paul Leon. “The addition of QVC’s new West Coast distribution center furthers the council’s goal to invest in growth that will continue to drive the city’s economy.”
The new LEED-certified facility will utilize high efficiency systems for lighting, heating and cooling and will feature a 250 kW solar array on its rooftop. The West Coast distribution center will also lower the company’s use of trucking by more than 10 million miles annually, leading to a reduction of more than 35 million pounds of CO2 emissions per year.
About QVC
QVC, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (NASDAQ: QVCA, QVCB), is the world’s leading video and ecommerce retailer. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, jewelry and home products. Its programming is distributed to approximately 300 million homes worldwide through operations in the U.S., Japan, Germany, United Kingdom, Italy and a joint venture in China. Based in West Chester, Pa. and founded in 1986, QVC has evolved from a TV shopping company to a leading ecommerce and mobile commerce retailer. The company’s website, QVC.com, is ranked among the top general merchant Internet sites. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.
CONTACT:
Diane Zappas, QVC Corporate Communications
Phone: 484-701-1433
Diane.Zappas@qvc.com